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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT (this "Agreement"), dated as of February 25, 2004, is made by and between Biopure Corporation, a Delaware corporation, having its principal place of business at 11 Hurley Street, Cambridge, MA 02141 (the "Company"), and Mr. Francis H. Murphy, residing at 42 Eighth Street # 3526, Charlestown, Massachusetts 02129 (the "Executive").

                                    Recitals

      1. The Company wishes to employ the Executive as the Interim President and Chief Executive Officer of the Company.

      2. The Company has determined that it is essential to enter into an employment agreement providing for the compensation and benefits set forth below in order to induce the Executive to be so employed.

      3. The Executive agrees to accept such employment by the Company on the terms set forth in this Agreement.

                                    Agreement

      NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement, and other good and valuable consideration, the Company and the Executive hereby agree as follows.

      1. CERTAIN DEFINITIONS.

            1.1 "Effective Date" shall mean the date of this Agreement.


            1.2 "Employment Period" shall mean the period commencing on the Effective Date and continuing until such time as a new President and Chief Executive Officer, appointed by the Company's Board of Directors, begins to perform his or her employment.

            1.3 "Transition Period" shall mean the six-month period following the expiration of the Employment Period.

            1.4 "Board" shall mean the Board of Directors of the Company.


      2. EMPLOYMENT.


            2.1 During Employment Period. Subject to the terms and conditions provided in this Agreement, the Company hereby agrees, during the Employment Period, to employ the Executive as its Interim President and Chief Executive Officer. The Executive hereby agrees to accept such employment during the Employment Period.

            2.2 During the Transition Period. Subject to the terms and conditions provided in this Agreement, the Company agrees, from the day following the end of the Employment Period and
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for the duration of the Transition Period, to return the Executive to the position he held immediately prior to the Employment Period or to another position to be mutually agreed upon by the Executive and the Company. At the end of the Transition Period, the Executive's employment with the Company will revert to at-will employment.

      3. EMPLOYMENT DUTIES. During the Employment Period, the Executive shall have such duties and responsibilities as are assigned to the Executive by the Board and are consistent with his status as Interim President and Chief Executive Officer and shall take direction from and report to the Board. During the Employment Period, the Executive agrees to devote substantially all of his business attention and time to the business and affairs of the Company and its subsidiaries, and to use the Executive's best efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive under this
Section 3.

      4. COMPENSATION.


            4.1 Base Salary. During the Employment Period, the Company shall pay the Executive a base salary (the "Base Salary") of no less than $262,522 per annum, payable in accordance with the Company's normal payroll practices for senior executives. The Base Salary shall be reviewed at least once each year, should the Employment Period extend beyond one year, in accordance with the Company's regular review of senior executive salaries, and shall not be decreased without the Executive's consent.

            4.2 Transition Salary. From the day following the end of the Employment Period and for the duration of the Transition Period, the Company shall pay the Executive a transition salary ("Transition Salary") of no less than $200,590 on an annualized basis, payable in accordance with the Company's normal payroll practices for senior executives.

            4.3 Incentive, Savings and Retirement Plans. During the Employment Period and Transition Period, the Executive shall be eligible to participate in all bonus, short- or long-term incentive plans and programs established by the Board from time to time and in existence on or after the Effective Date for the benefit of senior executives of the Company. If the Board adopts any such plan during the Employment Period or Transition Period, it is understood that bonus targets under said plan will be in the range of 50% of base salary of the Executive or in accordance with industry standards. During the Employment Period and Transition Period, the Executive shall be eligible to participate in all savings and retirement plans and programs as the plan terms allow maintained by the Company from time to time on or after the Effective Date for the benefit of senior executives of the Company. The Executive will be eligible to participate in periodic awards in accordance with the terms of the Company's 2002 Omnibus Securities and Incentive Plan or any other such plan in which senior executives may become eligible to participate from time to time in the Company's discretion. In considering granting to the Executive options or other compensation in the form of or measured by the Company's securities, the Board will consider, among other factors, sales of securities since the date of the Executive's last award.

            4.4 Welfare Benefit Plans. During the Employment Period and Transition Period, the Executive and/or the Executive's family shall be eligible to participate in all welfare benefit plans and programs, as plan or program terms allow, maintained by the Company from


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time to time on or after the Effective Date for the benefit of senior executives or employees of the Company.

            4.5 Vacation; Fringe Benefits. During the Employment Period, the Executive shall be entitled to five (5) weeks of vacation annually, and any accrued and unused vacation shall be carried over to the next year without any reduction; provided, however, that the maximum carryover on a year-to-year basis shall be five (5) weeks. During the Transition Period, the Executive shall be entitled to five (5) weeks of vacation annually on a pro rata basis and shall be accrued in accordance with Company policy. During the Employment Period and the Transition Period, the Executive shall receive such perquisites and fringe benefits as are generally provided to senior executives of the Company. The Executive shall be reimbursed for reasonable business expenses in accordance with Company policy.

            4.6 Vesting and Exercise of Stock Options. Pursuant to Article IV,
Section 4.3 of the 2002 Omnibus Securities and Incentive Plan (attached hereto at Exhibit A), the Committee, as defined therein, has amended the terms and restrictions provisions of the Stock Option Awards made to the Executive throughout his employment as follows: upon termination of the Executive's employment by reason of his retirement, all Stock Options issued to the Executive shall immediately vest. Said vested Stock Options shall remain exercisable pursuant to Article VI, Section 6.2(b)(2) of the 2002 Omnibus Securities and Incentive Plan.

            4.7 Power of Board Unimpaired. Nothing in this Section 4 shall impair the ability of the Board in its discretion to amend or eliminate any plan or policy described or referred to in this Section 4, provided, however, that any such amendment or elimination shall not adversely affect, impair or impact any outstanding stock-based award held by the Executive as of the date of such amendment or elimination.

      5. TERMINATION.


            5.1 Death or Disability. The Employment Period or Transition Period shall terminate automatically upon the Executive's death. If, during the Employment Period or the Transition Period, the Disability (as defined below) of the Executive has occurred, the Company may give to the Executive written notice of its intention to terminate the Executive's employment due to such Disability. The Executive's employment with the Company shall be terminated by the Company on the 30th day after receipt by the Executive of such notice (the "Disability Effective Date"), if, within such thirty (30) day period, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means a physical or mental disability resulting in the inability of the Executive to perform his duties full-time under this Agreement, as set forth in Section 3, during any consecutive six-month period, as determined by a physician selected in good faith by the Company and approved in good faith by the Executive or his legal representative. If the Company and the Executive cannot agree as to the selection of a licensed physician for the purposes of making such determination, then each party shall select a licensed physician and these two licensed physicians shall select a third licensed physician who shall make such determination. Nothing in this
Section 5.1 is intended to be inconsistent with applicable federal or state law regarding disabilities, if any.

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            5.2 Cause.


                  (a) The Board may terminate the employment of the Executive for Cause by written notice to the Executive. Upon receipt of such written notice, the Executive shall have the right to seek (within ten (10) business days) an opportunity to be heard by the Board, which opportunity the Board shall arrange as promptly and in such format as directors' schedules permit. For purposes of this Agreement, Cause shall mean: (a) an act or acts of material personal dishonesty taken by, or committed at the request of, the Executive, intended to result in the personal enrichment of the Executive at the expense of the Company, or any of its Affiliates; (b) repeat willful violations by the Executive of the material terms of this Agreement, which have not been cured within thirty (30) days after written notice has been given by the Board to the Executive; or (c) the conviction of the Executive of a felony.

                  (b) In the event the Board wishes to terminate the Executive for breach of this Agreement during the Employment Period or the Transition Period pursuant to Section 5.2(a), and such breach is capable of being cured, the Board shall provide the Executive with written notice specifying in reasonable detail the services or matters which it contends the Executive has not adequately performed, or the material provisions of this Agreement of which the Executive is in violation and the acts constituting such violation, why the Company has Cause to terminate this Agreement and what the Executive should do to adequately perform his obligations hereunder along with a copy of a resolution, duly adopted by the Board at a meeting called and held for the purpose (after reasonable notice to Executive and an opportunity for him to be heard before the Board), finding that the Executive is in default hereunder. If within ten (10) days of receipt of the notice the Board reasonably believes that the Executive has performed the required services or has modified his performance to correct the matters complained of, the Executive's breach will be deemed cured, and the Executive shall not be terminated. However, if the nature of the service not performed by the Executive or the matters complained of are such that more than ten (10) days are reasonably required to perform the required service or to correct the matters complained of, then his breach will be deemed cured if the Executive commences to perform such service or to correct such matters within the ten (10) day period and thereafter diligently prosecutes such performance or correction to completion in a time frame established by the Board, in its reasonable judgment. If the Executive does not perform the required services or modify his performance to correct the matter complained of within the ten (10) day period or the Board-approved extension thereof, the Board shall have the right to terminate this Agreement at the end of the ten
(10) day period or extension thereof. If the Board, in its reasonable judgment, determines that the Executive's breach of this Agreement pursuant to Section 5.2(a) is not capable of being cured, and in the event of any breach of the Employee Agreement Concerning Protection of Company Property and the Arbitration of Legal Disputes, referred to in Section 8 herein, the Company may terminate the Executive immediately for Cause by written notice to the Executive.

            5.3 Without Cause. During the Employment Period and the Transition Period, upon written notice given to the Executive, the Board may terminate the Executive's employment under this Agreement other than for Cause.

            5.4 Termination by Executive for Good Reason. During the Employment Period and the Transition Period, the Executive may terminate employment under this


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Agreement by written notice for Good Reason. For purposes of this Agreement,
"Good Reason" shall mean: (a) the reduction of the Executive's Base Salary or Transition Salary without Executive's consent; (b) the diminution, without his consent, of the Executive's title, authority, duties or responsibilities as specified in Section 3, or the assignment of duties and responsibilities that are inconsistent with his position as Interim President and Chief Executive Officer, or if the Executive reports to anyone other than the Board; (c) the Company requiring the Executive, without his consent, to be based in any office or location other than the Company's headquarters office, and such headquarters shall not be located during the Employment Period outside of a 30-mile radius of Cambridge; (d) the material breach by the Company of any provision of this Agreement which has not been cured within thirty (30) days after a notice of termination has been given by the Executive to the Company; or (e) failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor.

            5.5 Date of Termination. "Date of Termination" shall mean:


                  (a) if the Executive's employment is terminated by the Company, other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive in writing of such termination under Section 5.3;

                  (b) if the Executive's employment is terminated by the Company for Cause, the Date of Termination shall be at the end of the 10-day period or any extension given under Section 5.2;

                  (c) if the Executive's employment is terminated by the Executive, the date of termination shall be the date on which the Executive notifies the Company of such termination (or the date on which the Company otherwise first learns of such termination);

                  (e) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

      6. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

            6.1 Cause, Death, Disability or Voluntarily by the Executive. If the Executive's employment is terminated by reason of the Executive's death, the Executive's Disability, for Cause by the Company or by the Executive voluntarily (other than for Good Reason), the Executive, or the Executive's legal representative, as the case may be, shall be entitled to receive (a) the Executive's Base Salary or, if the Transition Period has commenced, the Executive's Transition Salary through the Date of Termination; (b) any compensation previously deferred by the Executive (together with any accrued interest thereon through the Date of Termination) and not yet paid by the Company, and any bonus earned in the previous year and not yet paid by the Company; (c) any accrued vacation pay through the Date of Termination not yet paid by the Company; and (d) a pro rata bonus for the year of termination calculated and payable after year-end, if any, provided, however that no such pro rata bonus shall be paid to the Executive if his employment is terminated for Cause or voluntarily by the Executive without Good Reason (such amounts specified in clauses (a), (b), (c) and (d) are


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hereinafter referred to as the "Accrued Obligations"). Accrued Obligations shall not include other compensation not described in the preceding sentence accrued but not yet paid through the date of termination. All such Accrued Obligations except for that specified in clause (d) shall be paid to the Executive or to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days after the Date of Termination. In addition to the foregoing, if the Executive's employment is terminated by reason of the Executive's death or Disability or voluntarily by the Executive, unvested options granted to the Executive during his employment shall immediately vest and remain exercisable for one (1) year from the Date of Termination. In the case of death, the Executive's family shall be entitled to receive any family death benefits provided by the Company to surviving families of senior executives. In the case of the Executive's Disability, the Executive shall be entitled as of the Disability Effective Date to receive the disability benefits provided by the Company to disabled senior executives.

            6.2 Termination Other Than for Cause, Death or Disability, or Termination by the Executive for Good Reason. If the Company terminates the Executive's employment (other than for Cause, death or Disability) during the Employment Period or the Transition Period, or if the Executive terminates his employment for Good Reason during the Employment Period or the Transition Period, the Executive shall be entitled to receive, within thirty (30) days after the Date of Termination, the following:

                  (a) The Company shall pay to the Executive all Accrued Obligations.

                  (b) The Company shall pay to the Executive a lump sum equal to 100% of his annual Base Salary or, if the Transition Period has commenced, the annualized value of the Executive's Transition Salary.

                  (c) If, at any time during the Executive's employment by the Company as Interim President and Chief Executive Officer or otherwise thereafter, there has been a Change in Control (as defined in the Company's 2002 Omnibus Securities and Incentive Plan), and his employment is thereafter terminated during the 2-year period beginning on the date of such Change in Control in accordance with this Section 6.2, then the Executive shall receive a lump sum payment equal to 200% of the Executive's then current Salary or Transition Salary.

                  (d) The Company shall pay its proportionate share of the cost of the Executive's COBRA continuation coverage for a period of twelve (12) months or 24 months if the Executive's employment terminates during the 2-year period beginning on the date of Change in Control (as defined in the Company's 2002 Omnibus Securities and Incentive Plan).

                  (e) All unvested options granted to the Executive during his employment shall immediately vest and remain exercisable for one (1) year from the Date of Termination.

                  (f) The parties recognize and agree that, if the Company terminates the Executive's employment during the Employment Period or the Transition Period other than for Cause, death or Disability or if the Executive terminates his employment during the Employment Period for Good Reason, the actual damages to the Executive would be difficult if


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not impossible to ascertain and agree that the Executive's sole remedy shall be a right to receive amounts determined and paid in accordance with the provisions of this Section 6.2. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 6.2 by seeking other employment or otherwise, nor shall any compensation earned by the Executive in other employment or otherwise reduce the amount of any payment provided for in this
Section 6.2.

            6.3 Full Satisfaction. The payments received by the Executive (or his legal representatives) under this Agreement that are attributable to the termination of the Executive's employment shall be in full and complete satisfaction of any and all claims the Executive (or his legal representatives) may have against the Company which are, in any way, related to the employment relationship (including the Executive's hiring) between the Executive and the Company or the termination of that relationship.

            6.4 Other Payments. Notwithstanding anything to the contrary contained herein (including without limitation Section 6.3), any compensation or benefits, if any, which are vested in the Executive or which the Executive is otherwise entitled to receive under any plan or program of the Company before, at or subsequent to the Date of Termination shall be payable in accordance with the terms and provisions of such plan or program. Any incentive, savings, retirement, or welfare or fringe benefit plan or program may be changed by the Company in its discretion, provided, however, that such change shall not adversely affect, impair or impact the Executive (unless such change is broad-based and applies to all current and former employees of the Company).

      7. TAXES. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes or other withholdings as shall be required or permitted to be withheld pursuant to any applicable law or regulation, the operation of any incentive, savings, retirement, or welfare or fringe benefit plan, or by written agreement with the Executive. In addition, if any payment to the Executive would trigger "golden parachute" excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, a gross-up payment will be provided in an amount sufficient to make the Executive whole for applicable excise taxes and all income, employment, additional excise taxes or any interest or penalties with respect to such gross-up payment (the "Gross-Up Payment"). All determinations concerning whether a Gross-Up Payment is due to the Executive and the amount of such Gross-Up Payment will be made by a nationally recognized certified public accounting firm (the "Accounting Firm") selected by the Company and subject to the approval of the Executive, such approval not to be unreasonably withheld. If the Accounting Firm determines that any Gross-Up Payment is due to the Executive, the Company shall pay the required Gross-Up Payment to the Executive or on the Executive's behalf within ten (10) business days after receipt of such determination and calculations. If the Accounting Firm determines that no "golden parachute" excise taxes would be triggered, it will, at the same time as it makes such determination, furnish the Executive with an opinion that the Executive has substantial authority not to report any excise tax on the Executive's federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding on the Company and the Executive.



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      8. CONFIDENTIAL INFORMATION AND NON-COMPETITION. Nothing in this Agreement shall be construed to alter the terms and conditions set forth in the Employee Agreement Concerning Protection of Company Property and the Arbitration of Legal Disputes (the "Employee Agreement") between the Executive and the Company executed on November 30, 1999, which is attached hereto at Exhibit B and incorporated herein by reference. The Executive agrees that the Employee Agreement shall survive the termination of (a) this Agreement, (b) the Employment Period, (c) the Transition Period, and/or (d) the Executive's employment with the Company.

      9. INDEMNIFICATION.

            (a) During the Employment Period, the Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Board or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined in a final judgment by a court (not subject to further appeal) that he is not entitled to be indemnified against such costs and expenses.

            (b) Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 9(a) that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

            (c) The Company agrees to continue and maintain a directors and officers' liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

            (d) If, at any time after the termination of this Agreement and any associated severance period, the Executive is requested by the Company, or is required, to testify or to


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provide evidence or otherwise to perform services in relation to litigation or similar proceedings (civil, administrative, arbitral or otherwise) in which the Company is a named party or is otherwise involved the Company shall pay
Executive: (i) with respect to each day that Executive appears as a witness or is deposed, the sum of $2,000 per day or portion thereof and (ii) with respect to each day that Executive is involved in the preparation therefor, the sum of $1,000 per day or portion thereof. Notwithstanding the foregoing, any time after the termination of this Agreement, the Company shall reimburse Executive for reasonable travel and accommodation expenses if such services are required to be performed outside of the city of Executive's domicile.

      10. SUCCESSORS. This Agreement is personal to the Executive and may not be assigned by the Executive. This Agreement shall inure to the benefit of, and be enforceable by, the Executive and the Executive's legal representatives, as applicable. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

      11. MISCELLANEOUS. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws thereunder. The captions of this Agreement are not part of the provisions hereof and shall not have any force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors, assigns and legal representatives. All notices and other communications hereunder shall be in writing and shall be given by facsimile transmission, hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth above (in the case of the Company, to the attention of the Chairman) or to such other address as either party shall have furnished to the other in writing in accordance herewith. Any such notice and communications shall be effective when actually received by the addressee. This Agreement and the Exhibits hereto contain the entire understanding of the Company and the Executive with respect to the subject matter hereof and supersedes any prior oral or written agreement between the Company and the Executive. All obligations of the Company under this Agreement shall be irrevocably and unconditionally guaranteed by the Company. By its signature below, the Company agrees to so guarantee all such obligations and waives any rights to require the Executive to proceed against the Company or to pursue any other remedy against any other person or entity whatsoever. The Company also waives any rights of presentments, demands for performance, notices of non performance, protests, notices of protest, notices of dishonor, and notices of the acceptance of this guaranty and of the existence, creation or incurring of new or additional indebtedness or obligations.



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      IN WITNESS WHEREOF, the Executive has signed this Agreement and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be signed in its name and on its behalf, all as of the day and year first above written.

                                           BIOPURE CORPORATION


                                           By:   /s/ Charles A. Sanders
                                                     ---------------------------
                                                 Title: Chairman
                                                        ------------------------
                                                 Name:  Charles A. Sanders
                                                        ------------------------


                                                 /s/ Francis H Murphy
                                                 -------------------------------
                                                               Francis H. Murphy


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